Exhibit 4.3

CAMDEN PROPERTY TRUST
TO
U.S. BANK NATIONAL ASSOCIATION
as Trustee

Second Supplemental Indenture
Dated as of June 3, 2011

Supplemental to Indenture dated as of February 11, 2003, as supplemented by the First Supplemental
Indenture dated as of May 4, 2007

SECOND SUPPLEMENTAL INDENTURE
     THIS SECOND SUPPLEMENTAL INDENTURE, dated as of June 3, 2011, between CAMDEN PROPERTY TRUST, a real estate investment trust organized under the laws of the State of Texas (the “Company”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America, as successor to SunTrust Bank, as Trustee hereunder (the “Trustee”).
     WHEREAS, the Company and the Trustee have previously entered into an Indenture, dated as of February 11, 2003, as supplemented by the First Supplemental Indenture, dated as of May 4, 2007 (the “Indenture”), providing for the issuance by the Company from time to time of its senior debt securities evidencing its unsecured and unsubordinated indebtedness (the “Securities”); and
     WHEREAS, the Company has made a request to the Trustee that the Trustee join with it, in accordance with Sections 3.01 and 9.01 of the Indenture, in the execution of this Second Supplemental Indenture to establish the terms of the Securities of all series created on or after the date of this Second Supplemental Indenture as permitted by Sections 2.01 and 9.01 of the Indenture; and
     WHEREAS, the Company and the Trustee are authorized to enter into this Second Supplemental Indenture.
     NOW, THEREFORE, the Company and the Trustee agree as follows:
     Section 1. Relation to Indenture. This Second Supplemental Indenture amends and supplements the Indenture and shall be part and subject to all terms thereof. Except as amended and supplemented hereby, the Indenture and the Securities issued thereunder shall continue in full force and effect.
     Section 2. Definitions. Each term used herein that is defined in the Indenture shall have the meaning assigned to such term in the Indenture unless otherwise specifically defined herein, in which case the definition set forth herein shall govern.
     Section 3. Total Unencumbered Assets. With respect to the Securities of all series created on or after the date of this Second Supplemental Indenture, the definition of “Total Unencumbered Assets” is amended and restated to read in its entirety as follows:
“Total Unencumbered Assets” means the sum of: (1) those Undepreciated Real Estate Assets not subject to an Encumbrance; and (2) all of the Company’s and its Subsidiaries’ other assets not subject to an Encumbrance determined in accordance with generally accepted accounting principles (but excluding accounts receivable and intangibles); provided, however, that all investments by the Company and its Subsidiaries in unconsolidated joint ventures, unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities shall be excluded from Total Unencumbered Assets to the extent that such investments would have otherwise been included.”

     Section 4. Limitations on Incurrence of Debt. Notwithstanding Section 4 of the First Supplemental Indenture, dated as of May 4, 2007, the Securities of all Series created on or after the date of this Second Supplemental Indenture shall be subject to Section 10.12 of the Indenture.
     Section 5. Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.
     Section 6. Trustee’s Acceptance. The Trustee hereby accepts this Second Supplemental Indenture and agrees to perform the same under the terms and conditions set forth in the Indenture.
     Section 7. Reference to the Effect on the Indenture.
          (a) On and after the effective date of this Second Supplemental Indenture, each reference in the Indenture to “this Indenture,” “hereunder,” “hereof” or “herein” shall mean and be a reference to the Indenture as supplemented by this Second Supplemental Indenture unless the context otherwise requires.
          (b) Except as specifically modified or amended by this Second Supplemental Indenture, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. Upon the execution and delivery of this Second Supplemental Indenture by the Company and the Trustee, this Second Supplemental Indenture shall form a part of the Indenture for all purposes. Any and all references, whether within the Indenture or in any notice, certificate or other instrument or document, shall be deemed to include a reference to this Second Supplemental Indenture (whether or not made), unless the context shall otherwise require.
     Section 8. Governing Law. This Second Supplemental Indenture shall be governed by and construed in accordance with the law of the State of New York.
     Section 9. Trust Indenture Act Controls. If any provision of this Second Supplemental Indenture limits, qualifies or conflicts with another provision of this Second Supplemental Indenture or the Indenture that is required to be included by the TIA as in force at the date this Second Supplemental Indenture is executed, the provisions required by the TIA shall control.
     Section 10. Benefits of Second Supplemental Indenture or the Securities. Nothing in this Second Supplemental Indenture or the Securities, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Securities, any benefit of any legal or equitable right, remedy or claim under the Indenture, the Second Supplemental Indenture or the Securities.
     Section 11. Successors. All agreements of the Company in this Second Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Second Supplemental Indenture shall bind its successors.

     Section 12. Concerning the Trustee. The Trustee shall not be responsible for any recital herein (other than the third recital as it applies to the Trustee) as such recitals shall be taken as statements of the Company, or the validity of the execution by the Company of this Second Supplemental Indenture. The Trustee makes no representations or warranties as to the validity or sufficiency of this Second Supplemental Indenture.
     Section 13. Certain Duties and Responsibilities of the Trustee. In entering into this Second Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct of or affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided.
     Section 14. Titles. Section titles are for descriptive purposes only and shall not control or alter the meaning of this Second Supplemental Indenture as set forth in the text.
     Section 15. Severability. In case any one or more of the provisions of this Second Supplemental Indenture shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provision hereof shall be enforceable to the full extent permitted by law.
     Section 16. Patriot Act Requirements of the Trustee. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a trust, or other legal entity, the Trustee asks for documentation to verify its formation and existence as a legal entity. The Trustee may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.
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          IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed all as of the day and year first above written.

CAMDEN PROPERTY TRUST

By:	/s/ Alex J.K. Jessett Alex J.K. Jessett
Senior Vice President-Finance and Treasurer
Attest:

By:	/s/ Dennis M. Steen Dennis M. Steen
Senior Vice President-Finance, Chief Financial Officer and Assistant Secretary

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Patricia A. Welling Patricia A. Welling
Vice President

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